EXHIBIT 11


            Computation of Earnings per Common Share
             For the nine months ended September 30
               (in millions, except share amounts)


                                                          1997          1996
						          ----          ----
 1. Income applicable to common stock*                   $593.2         $377.2

 2. Weighted average number of common shares
      outstanding during the period                 173,123,905    174,737,995

 3. Primary earnings per common share
     (1 divided by 2)                                     $3.43          $2.16

 4. Fully diluted earnings (1)                           $593.2         $377.2

 5. Shares issuable under compensation plans             32,668         37,664

 6. Shares issuable upon exercise of dilutive
      outstanding stock options (treasury stock
      method)                                         2,315,611      1,229,336

 7. Fully diluted shares (2 + 5 + 6)                175,472,184    176,004,995

 8. Fully diluted earnings per common
      share (4 divided by 7)                              $3.38          $2.14


*  After preferred dividend requirement


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